This preliminary prospectus supplement and the accompanying prospectus relate to an effective registration statement under the Securities Act of 1933, but are not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated April 20, 2006.

FILED PURSUANT TO RULE 424(b)(5)

REGISTRATION NO. 333-124581

Prospectus supplement

(to Prospectus dated December 19, 2005)

5,500,000 shares

Westlake Chemical Corporation

Common stock

TTWF LP, as selling stockholder, is selling 5,500,000 shares of our common stock. We will not receive any proceeds from the common stock sold by the selling stockholder.

Our common stock is listed on the New York Stock Exchange under the symbol “WLK.” The last reported sale price of our common stock on the New York Stock Exchange on April 19, 2006 was $34.55.

	Per share	Total

Public offering price	$	$

Underwriting discounts and commissions	$	$

Proceeds to the selling stockholder	$	$

The selling stockholder has granted the underwriters an option to purchase up to an additional 825,000 shares of common stock to cover over-allotments.

Investing in our common stock involves a high degree of risk. See “ Prospectus supplement summary—The offering—Risk factors” on page S-6 of this prospectus supplement and “ Risk Factors” beginning on page 4 of the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We expect that delivery of the shares will be made in New York, New York on or about             , 2006.

JPMorgan

Credit Suisse

Deutsche Bank Securities

Banc of America Securities LLC

Lehman Brothers

UBS Investment Bank

April     , 2006

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone else to provide you with any additional or different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus supplement or the accompanying prospectus is current only as of the date of this prospectus supplement or the accompanying prospectus, as the case may be, and any information incorporated by reference is current only as of the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates.

No action is being taken in any jurisdiction outside the United States to permit a public offering of the common stock or possession or distribution of this prospectus supplement or accompanying prospectus in that jurisdiction. Persons who come into possession of this prospectus supplement or the accompanying prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus supplement or the accompanying prospectus applicable to that jurisdiction.

Prospectus supplement

About this prospectus supplement

This document is in two parts. The first part is the prospectus supplement, which describes the offering and certain other matters relating to us and our financial condition. The second part, the accompanying prospectus, gives more general information about securities that may be offered from time to time, some of which may not apply to the shares that the selling stockholder is selling in this offering. You should read this prospectus supplement along with the accompanying prospectus, as well as the documents incorporated by reference. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

In this prospectus supplement and the accompanying prospectus, “we,” “us,” and “our” refer to Westlake Chemical Corporation and its consolidated subsidiaries, unless the context indicates otherwise. References in this prospectus supplement to this “prospectus” mean this prospectus supplement and the accompanying prospectus.

Industry and market data

Industry and market data used in this prospectus supplement and the documents incorporated by reference were obtained through surveys and studies conducted by third parties and industry publications, including information from Chemical Market Associates, Inc., or CMAI. We have not independently verified market and industry data from third-party sources.

Production capacity

Unless we state otherwise, annual production capacity estimates used in this prospectus supplement and the documents incorporated by reference represent rated capacity of the facilities at December 31, 2005. We calculated rated capacity by estimating the number of days in a typical year that a production unit is expected to operate, after allowing for downtime for regular maintenance, and multiplying that number by an amount equal to the unit’s optimal daily output based on the design feedstock mix. Because the rated capacity of a production unit is an estimated amount, actual production volumes may be more or less than the rated capacity.

Non-GAAP financial measures

The body of accounting principles generally accepted in the United States is commonly referred to as “GAAP.” For this purpose, a non-GAAP financial measure is generally defined by the Securities and Exchange Commission (“SEC”) as one that purports to measure historical or future financial performance, financial position or cash flows, but excludes or includes amounts that would not be so adjusted in the most comparable GAAP measures. In this prospectus supplement, we disclose so-called non-GAAP financial measures, primarily EBITDA. EBITDA is calculated as net income before interest expense, income taxes, depreciation and amortization. The non-GAAP financial measures described in this prospectus supplement are not substitutes for the GAAP measures.

EBITDA is included in this prospectus supplement because our management considers it an important supplemental measure of our performance and believes that it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry, some of which present EBITDA when reporting their results. We regularly evaluate our performance as compared to other companies in our industry that have different financing and capital structures and/or tax rates by using EBITDA. In addition, we utilize EBITDA in evaluating acquisition targets. Management also believes that EBITDA is a useful tool for measuring our ability to meet our future debt service, capital expenditures and working capital requirements, and EBITDA is commonly used by us and our investors to measure our ability to service indebtedness. EBITDA is not a substitute for the GAAP measures of earnings and cash flow and is not necessarily a measure of our ability to fund our cash needs. In addition, it should be noted that companies calculate EBITDA differently and, therefore, EBITDA as presented for us may not be comparable to EBITDA reported by other companies. EBITDA has material limitations as a performance measure because it excludes interest expense, depreciation and amortization, and income taxes. For the definition of EBITDA and for a detailed reconciliation of EBITDA to net income (loss) and to cash flow from operating activities determined in accordance with GAAP, see “Prospectus supplement summary—Summary consolidated financial, operating and industry data.”

Prospectus supplement summary

This summary may not contain all of the information that may be important to you. You should read the entire prospectus supplement and accompanying prospectus, including the risk factors, as well as the documents incorporated by reference, before making an investment decision.

About Westlake Chemical Corporation

We are a vertically integrated manufacturer and marketer of basic chemicals, vinyls, polymers and fabricated products. Our products include some of the most widely used chemicals in the world, which are fundamental to many diverse consumer and industrial markets, including flexible and rigid packaging, automotive products, coatings, residential and commercial construction as well as other durable and non-durable goods. We operate in two principal business segments, Olefins and Vinyls, and we are one of the few North American integrated producers of vinyls with substantial downstream integration into polyvinyl chloride, or PVC, fabricated products.

We began operations in 1986 after our first polyethylene plant, an Olefins segment business near Lake Charles, Louisiana, was acquired from Occidental Petroleum Corporation. We began our vinyls operations in 1990 with the acquisition of a vinyl chloride monomer, or VCM, plant in Calvert City, Kentucky from the Goodrich Corporation. In 1992, we commenced our Vinyls segment fabricated products operations after acquiring three PVC pipe plants. Since 1986, we have grown rapidly into an integrated producer of petrochemicals, polymers and fabricated products. We achieved this by acquiring 19 plants, constructing six new plants (including our joint venture in China) and completing numerous capacity or production line expansions.

We benefit from highly integrated production facilities that allow us to process raw materials into higher value-added chemicals and fabricated products. We have 9.8 billion pounds per year of active aggregate production capacity at 14 manufacturing sites in North America. We also have an approximate 43% interest in a joint venture in China that operates a vinyls plant.

We are a Delaware corporation with our principal executive offices located at 2801 Post Oak Boulevard, Suite 600, Houston, Texas 77056. Our telephone number at such address is (713) 960-9111.

Recent developments

Royal Polymers litigation

On March 30, 2006, one of our subsidiaries, Westlake Vinyls, Inc., received notice that its customer Royal Polymers Limited had commenced a lawsuit against it in the Superior Court of Justice, Toronto, Ontario, Canada. Royal is seeking a declaration that the 2004 VCM supply agreement between Royal, as buyer, and Westlake Vinyls, as seller, is void and unenforceable as a result of the elimination of a published industry price factor that comprises one factor of a multi-factor pricing formula. In 2005, sales to Royal accounted for 16% of the net sales of our Vinyls segment and 7% of our consolidated net sales. Westlake Vinyls currently continues to supply VCM to Royal and Royal continues to take VCM, although the parties are not in agreement as to price. In March 2006, Royal began short-paying invoices for VCM purchased, which shortfall aggregated a total of $3.3 million as of March 31, 2006, making payments at prices lower than those we believe are called for under the agreement (the reduced payments were retroactive to January 1, 2006). On April 6, 2006, Westlake Vinyls commenced a lawsuit against Royal in the same Ontario court seeking a declaration that the supply agreement is valid and binding, and an interim order requiring Royal to pay any shortfall amounts into the court.

A hearing on our request for the interim order on the payment of the shortfall into court has been set for May 10, 2006, while a hearing on Royal’s suit to declare the contract void has been set for June 8, 2006. We plan to vigorously pursue all available legal remedies to preserve our rights under the agreement. If the agreement is found by the court to be void, we could seek to find internal uses for the VCM or to sell the VCM to external customers, although this market has a limited number of participants. In the event of such a finding, our results of operations and cash flows could be materially adversely affected.

China joint venture

We have agreed with the other owners of Suzhou Huasu Plastics Co. Ltd, our joint venture in China, to purchase additional interests in the joint venture, subject to the approval of relevant governmental authorities in China. Upon completion, the transaction would result in an increase in our ownership percentage from approximately 43% to approximately 58% and could result in the consolidation of the joint venture in our financial statements. It is expected that consolidation would result in a small increase in our consolidated net income and EBITDA, and venture debt of approximately $40 million would be reflected on our financial statements. We have received certain governmental approvals and expect that the final approval will be obtained in the second quarter of 2006.

Trinidad and Tobago project

On April 18, 2006 we announced that we had entered into a memorandum of understanding with the government of the Republic of Trinidad and Tobago for us to develop an ethane-based ethylene, polyethylene and other derivatives project in that country. The project evaluation will be undertaken in conjunction with The National Gas Company of Trinidad and Tobago, Ltd. and The National Energy Corporation of Trinidad and Tobago, Ltd. Trinidad and Tobago has expressed an interest in becoming a minority equity partner in the project.

As currently envisioned, the project would use 37,500 barrels per day of ethane to produce 570,000 metric tons per year of ethylene, which would in turn be used to produce polyethylene and other derivative products. The project could be expanded in the future as more ethane becomes available. The capital cost is initially estimated to be approximately $1.5 billion. The size, scope and cost of the project are subject to further definition as the parties undertake a detailed feasibility study pursuant to the memorandum of understanding. We expect that the project will be financed through a project financing arrangement. The preliminary project schedule contemplates that construction would start in late 2007 and that the project would start operations in late 2010.

First quarter estimated earnings

While we have not finally determined our results of operations for the quarter ended March 31, 2006, we expect our fully diluted earnings for that quarter to be in the range of $0.75 to $0.78 per diluted share, which includes the negative effect of debt retirement costs of $0.25 per diluted share. This compares to $0.94 per diluted share for the first quarter of 2005 and $1.13 per diluted share for the fourth quarter of 2005. The first quarter 2006 results, when compared to the first quarter of 2005, are attributable primarily to higher margins for our products, partially offset by lower production volumes in some of our products. These estimates are subject to certain risks, uncertainties and assumptions, including the completion of our financial statements for the first quarter of 2006 as well as those we have identified under the heading “Cautionary statement about forward-looking statements.” Should our underlying assumptions prove incorrect, our actual results for the quarter ended March 31, 2006 could vary materially from those we have estimated above.

The offering

Common stock offered:    5,500,000 shares

Common stock to be outstanding after this offering:    65,169,299 shares

Common stock held by the selling stockholder after the offering: 46,005,277 shares (45,180,277 shares if the underwriters exercise the over-allotment option in full).

Over-allotment option:    The selling stockholder has granted the underwriters a 30-day option to purchase a maximum of 825,000 additional shares of our common stock at the public offering price to cover over-allotments, if any.

Dividend policy:    We intend to pay a regular quarterly dividend of $0.0275 per share to holders of our common stock.

New York Stock Exchange symbol for our common stock:     WLK.

Use of proceeds:    We will not receive any proceeds from this offering. All proceeds of this offering will be received by the selling stockholder. We will pay all expenses of the offering, but underwriting fees and expenses will be paid by the selling stockholder.

Risk factors:    Investing in the shares involves certain risks. See “Risk Factors” beginning on page 4 of the accompanying prospectus, as well as the risk factors incorporated by reference from our most recent Annual Report on Form 10-K, for a description of certain risks you should consider before investing in the shares.

The number of shares of our common stock to be outstanding after this offering excludes shares of common stock reserved for issuance under our omnibus incentive plan and is based on our shares of common stock outstanding on April 19, 2006.

Unless we specifically state otherwise, the information in this prospectus supplement does not take into account the sale of a maximum of 825,000 additional shares of common stock by the selling stockholder that the underwriters have the option to purchase to cover over-allotments.

Summary consolidated financial, operating and industry data

We have provided in the table below summary consolidated financial, operating and industry data. We have derived the statement of operations data for each of the years in the three-year period ended December 31, 2005, and the balance sheet data as of December 31, 2003, 2004 and 2005, from audited consolidated financial statements. The historical financial information may not be indicative of our future performance. You should read this data in conjunction with the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the year ended December 31, 2005 and our consolidated financial statements and the related notes, which are incorporated by reference in this prospectus supplement.

	Year ended December 31,
(dollars in thousands, except per share data)	2003	2004	2005

Statement of operations data:
Net sales	$1,423,034	$1,985,353	$2,441,105
Gross profit	121,952	303,185	443,631
Selling, general and administrative expenses	57,014	60,238	76,598
Gain on sale of assets	—	(2,049)	—
Gain on legal settlement	(3,162)	—	—
Impairment of long-lived assets(1)	2,285	1,830	—

Income from operations	65,815	243,166	367,033
Interest expense	(38,589)	(39,350)	(23,717)
Debt retirement cost	(11,343)	(15,791)	(646)
Other income, net(2)	7,620	2,637	2,658

Income before income taxes	23,503	190,662	345,328
Provision for income taxes	8,747	69,940	118,511

Net income	$14,756	$120,722	$226,817

Earnings per share information(3):
Basic	$0.30	$2.19	$3.49
Diluted	$0.30	$2.18	$3.48
Weighted average shares outstanding
Basic	49,499,395	55,230,786	65,008,253
Diluted	49,499,395	55,355,442	65,251,109
Balance sheet data (end of period):
Cash and cash equivalents	$37,381	$43,396	$237,895
Working capital(4)	197,715	421,723	597,014
Total assets	1,370,113	1,592,453	1,827,189
Total debt	537,289	298,089	266,889
Minority interest	22,100	—	—
Stockholders’ equity	445,603	769,397	994,106
Cash dividends declared per share	$—	$0.02125	$0.0975
Other operating data:
Cash flow from:
Operating activities	$78,087	$150,781	$318,447
Investing activities	(41,581)	(79,963)	(87,590)
Financing activities	(10,248)	(64,803)	(36,358)
Depreciation and amortization	87,293	81,075	81,241
Capital expenditures	44,931	52,710	85,760
EBITDA(5)	149,385	311,087	450,286

	Year ended December 31,
(millions of pounds)	2003	2004	2005

External sales volume:
Olefins segment
Polyethylene	1,280	1,330	1,237
Ethylene, styrene and other	861	1,138	979

Vinyls segment
Fabricated finished products	517	660	854
VCM, PVC and other	1,120	1,097	1,223

Average Industry pricing:(6)
(cents per pound, except as noted)	2003	2004	2005

Ethylene(7)	21.5	31.6	43.1
Polyethylene(8)	52.2	58.2	70.3
Styrene(9)	31.7	48.0	51.4
PVC(10)	42.5	45.8	56.8
VCM(11)	25.7	32.4	40.7
Caustic soda ($/ton)(12)	124.8	175.2	354.4
Natural gas ($/MMBtu)(13)	5.50	6.19	8.62

(1)	The 2004 impairments related to a PVC plant not in service and Olefins segment assets written down to fair market value. The 2003 impairments related primarily to idled styrene assets and other miscellaneous assets written down to fair market value.

(2)	Other income, net is composed of interest income, insurance proceeds, equity income, management fee income and other gains and losses.

(3)	Does not reflect the issuance of common stock in exchange for preferred stock as part of the internal reorganizations immediately prior to our initial public offering in 2004.

(4)	Working capital equals current assets less current liabilities.

(5)	EBITDA (a non-GAAP financial measure) is calculated as net income before interest expense, income taxes, depreciation and amortization. The body of accounting principles generally accepted in the United States is commonly referred to as “GAAP.” For this purpose a non-GAAP financial measure is generally defined by the SEC as one that purports to measure historical and future financial performance, financial position or cash flows, but excludes or includes amounts that would not be so adjusted in the most comparable GAAP measures. We have included EBITDA in this prospectus supplement because our management considers it an important supplemental measure of our performance and believes that it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry, some of which present EBITDA when reporting their results. We regularly evaluate our performance as compared to other companies in our industry that have different financing and capital structures and/or tax rates by using EBITDA. EBITDA allows for meaningful company-to-company performance comparisons by adjusting for factors such as interest expense, depreciation and amortization and taxes, which often vary from company to company. In addition, we utilize EBITDA in evaluating acquisition targets. Management also believes that EBITDA is a useful tool for measuring our ability to meet our future debt service, capital expenditures and working capital requirements, and EBITDA is commonly used by us and our investors to measure our ability to service indebtedness. EBITDA is not a substitute for the GAAP measures of earnings or of cash flow and is not necessarily a measure of our ability to fund our cash needs. In addition, it should be noted that companies calculate EBITDA differently and, therefore, EBITDA as presented in this prospectus supplement may not be comparable to EBITDA reported by other companies. EBITDA has material limitations as a performance measure because it excludes (1) interest expense, which is a necessary element of our costs and ability to generate revenues because we have borrowed money to finance our operations, (2) depreciation, which is a necessary element of our costs and ability to generate revenues because we use capital assets and (3) income taxes, which is a necessary element of our operations. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA only supplementally. The following table reconciles EBITDA to net income and to cash flow from operating activities.

Reconciliation of EBITDA to net income and to cash flow from operating activities

	Year Ended December 31,
(dollars in thousands)	2003	2004	2005

EBITDA	$149,385	$311,087	$450,286

Less:
Income tax provision	(8,747)	(69,940)	(118,511)
Interest expense	(38,589)	(39,350)	(23,717)
Depreciation and amortization	(87,293)	(81,075)	(81,241)

Net income	$14,756	$120,722	$226,817

Changes in operating assets and liabilities	48,245	(41,156)	41,438
Equity in income of unconsolidated subsidiary	(1,510)	(1,379)	(94)
Deferred income taxes	7,112	65,188	45,745
Impairment of long-lived assets	2,285	1,830	—
Write-off of debt issuance cost	7,343	4,153	646
(Gain) loss from disposition of fixed assets	(2,903)	(218)	4,746
Amortization of debt issue costs	887	2,097	1,456
Provision for doubtful accounts	1,872	(456)	(2,307)

Cash flow from operating activities	$78,087	$150,781	$318,447

(6)	These are average industry prices for the indicated products as reported by CMAI and are not the prices we realized.

(7)	Represents average North American spot prices of ethylene over the period as reported by CMAI.

(8)	Represents average North American contract prices of LDPE general purpose film over the period as reported by CMAI.

(9)	Represents average North American spot prices of styrene over the period as reported by CMAI.

(10)	Represents average North American contract prices of PVC over the period as reported by CMAI.

(11)	Represents average North American contract prices of VCM over the period as reported by CMAI.

(12)	Represents average North American spot prices of caustic soda (diaphragm grade) over the period as reported by CMAI.

(13)	Represents average prices of Henry Hub natural gas over the period as reported by the New York Mercantile Exchange (NYMEX).

Use of proceeds

We will not receive any proceeds from the sale of our common stock by the selling stockholder in this offering.

Price range of common stock

As of April 5, 2006, there were 80 holders of record of our common stock. Our common stock is listed on the New York Stock Exchange under the symbol “WLK.” Set forth below are the high and low closing prices for our common stock, as reported on the New York Stock Exchange composite tape, for the indicated periods since the initial public offering of our common stock in August 2004 and the cash dividends declared in these periods.

	High	Low	Cash dividends declared

Year ending December 31, 2006
2nd Quarter (through April 19, 2006)	$34.77	$32.20	$—
1st Quarter	36.75	29.03	0.02750

Year ended December 31, 2005
4th Quarter	$30.50	$26.16	$0.02750
3rd Quarter	32.97	24.55	0.02750
2nd Quarter	33.26	22.29	0.02125
1st Quarter	37.03	30.63	0.02125

Year ended December 31, 2004
4th Quarter	$34.02	$21.76	$0.02125
3rd Quarter	22.75	14.65	N/A

Our credit facility and the indenture governing our 6 5/8% notes due 2016 restrict our ability to pay dividends or other distributions on our equity securities. We do not currently expect these restrictions to materially limit our ability to pay regular quarterly dividends. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Debt” in our Annual Report on Form 10-K for the year ended December 31, 2005 for a discussion of the restrictions.

Selling stockholder

The following table sets forth information as of April 19, 2006 regarding the beneficial ownership of the common stock held by the selling stockholder.

	Shares of common stock beneficially owned before the offering			Shares of common stock beneficially owned after the offering
	Number of shares	Percentage of shares outstanding(1)	Number of shares being offered(2)	Number of shares	Percentage of shares outstanding(1)

TTWF LP(3)(4)	51,505,277	79.03%	5,500,000	46,005,277	70.59%

(1)	Calculated as of April 19, 2006 based on 65,169,299 shares of common stock outstanding.

(2)	The number of shares being offered, the number of shares to be beneficially owned after the offering and the percentage of shares outstanding after the offering assume no exercise of the underwriters’ over-allotment option to purchase an additional 825,000 shares of our common stock. If the over-allotment option is exercised in full, the selling stockholder would own 45,180,277 shares (69.33% of the shares outstanding).

(3)	The address of the selling stockholder is c/o Westlake Chemical Corporation, 2801 Post Oak Boulevard, Houston, Texas 77056.

(4)	Two trusts for the benefit of members of the Chao family, including James Chao, Dorothy Jenkins and Albert Chao, are the managers of TTWFGP LLC, a Delaware limited liability company, which is the general partner of TTWF LP. The limited partners of TTWF LP are five trusts principally for the benefit of members of the Chao family, including James Chao, Dorothy Jenkins and Albert Chao, and two corporations owned, indirectly or directly, by certain of these trusts and by other entities owned by members of the Chao family, including James Chao, Dorothy Jenkins and Albert Chao. As of April 19, 2006, TTWF LP and TTWFGP LLC each had shared voting power and shared dispositive power over 51,505,277 shares. As of April 19, 2006, James Chao had sole voting power and sole dispositive power over 31,867 shares, sole voting and no dispositive power over 10,689 shares, and shared voting power and shared dispositive power over 51,505,277 shares; Dorothy C. Jenkins had sole voting power and sole dispositive power over 5,920 shares, sole voting power and no dispositive power over 781 shares, and shared voting power and shared dispositive power over 51,505,277 shares; and Albert Chao had sole voting power and sole dispositive power over 15,500 shares, sole voting and no dispositive power over 14,576 shares, and shared voting power and shared dispositive power over 51,505,277 shares. James Chao, Dorothy C. Jenkins and Albert Chao disclaim beneficial ownership of the shares held by TTWF LP except to the extent of their respective pecuniary interest therein.

Underwriting

The selling stockholder is offering the shares of our common stock described in this prospectus supplement through the underwriters named below. J.P. Morgan Securities Inc., Credit Suisse Securities (USA) LLC and Deutsche Bank Securities Inc. are acting as the representatives of the underwriters. We and the selling stockholder have entered into an underwriting agreement with the underwriters named below. Subject to the terms and conditions set forth in the underwriting agreement, each of the underwriters has severally agreed to purchase the number of shares of common stock set forth opposite its name in the following table:

Underwriters	Number of shares

J.P. Morgan Securities Inc.
Credit Suisse Securities (USA) LLC
Deutsche Bank Securities Inc.
Banc of America Securities LLC
Lehman Brothers Inc.
UBS Securities LLC

Total	5,500,000

The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in this offering are subject to conditions customary for offerings of this type. The underwriters must buy all of the shares if they buy any of them. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ over-allotment option described below.

We have been advised by the underwriters that the underwriters propose to offer the shares to the public at the public offering price set forth on the cover page of this prospectus supplement. The total maximum compensation received by the underwriters will not exceed 8%. After commencement of the offering, the offering price and other selling terms may be changed by the underwriters.

Over-allotment option

The selling stockholder has granted the underwriters an option to buy up to an aggregate of 825,000 additional shares of our common stock. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with this offering. The underwriters have 30 days from the date of this prospectus supplement to exercise this option. If the underwriters exercise this option, they will each purchase additional shares approximately in proportion to the amounts specified in the table above.

Commissions and discounts

Shares sold by the underwriters to the public will initially be offered at the offering price set forth on the cover of this prospectus supplement. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $             per share from the public offering price. Any of these securities dealers may resell any shares purchased from the underwriters to other brokers or dealers at a discount of up to $             per share from the public offering price. If all the shares are not sold at the public offering price, the representatives may change the offering price and the other selling terms. Upon execution of the underwriting agreement, the underwriters will be obligated to purchase the shares at the prices and upon the terms stated therein, and, as a result, will thereafter bear any risk associated with changing the offering price to the public or other selling terms.

The following table shows the per share and total underwriting discounts and commissions the selling stockholder will pay to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional 825,000 shares.

	No exercise	Full exercise

Per share	$	$
Total	$	$

We estimate that the total expenses of this offering payable by us, which do not include the underwriting discounts and commissions, will be approximately $275,000.

No sales of similar securities

We, our executive officers and directors have entered into lock-up agreements with the underwriters prior to commencement of this offering. Under these agreements, we and each of these persons may not, without the prior written approval of J.P. Morgan Securities Inc., Credit Suisse Securities (USA) LLC and Deutsche Bank Securities Inc., subject to certain permitted exceptions, sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, our common stock or securities convertible into or exercisable or exchangeable for our common stock or warrants or rights to purchase our common stock. These restrictions will be in effect for a period of 90 days after the date of the final prospectus supplement. At any time and without public notice, J.P. Morgan Securities Inc., Credit Suisse Securities (USA) LLC and Deutsche Bank Securities Inc. may in their sole discretion, release all or some of the securities from these lock-up agreements.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933. If we are unable to provide this indemnification, we will contribute to payments the underwriters may be required to make in respect of those liabilities.

New York Stock Exchange listing

Our common stock is traded on the New York Stock Exchange under the symbol “WLK.”

Price stabilization, short positions

The underwriters may engage in over-allotment, stabilizing transactions, syndicate covering transactions, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock, in accordance with Regulation M under the Exchange Act of 1934:

•	Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by either exercising their over-allotment option and/or purchasing shares in the open market.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction.

As a result of these activities, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. The underwriters may carry out these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

The representatives and their predecessors and affiliates have from time to time provided and expect to continue to provide certain commercial banking, financial advisory and investment banking services for us for which they receive customary fees. In addition, an affiliate of Banc of America Securities LLC is the administrative agent and a lender, and an affiliate of each of Deutsche Bank Securities Inc. and Credit Suisse Securities (USA) LLC is a lender, under our senior secured revolving credit facility; and an affiliate of J.P. Morgan Securities Inc. is the trustee under the indenture governing our 6 5/8% Senior Notes due 2016.

The underwriters and their affiliates may from time to time in the future engage in transactions with us and perform services for us in the ordinary course of their business.

Legal matters

Certain legal matters in connection with the offering will be passed upon for us by Baker Botts L.L.P., Houston, Texas and will be passed upon for the underwriters by Cahill Gordon & Reindel LLP, New York, New York.

Experts

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2005 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Cautionary statement about forward-looking statements

The Private Securities Litigation Reform Act of 1995 provides safe harbor provisions for forward-looking information. Certain of the statements contained in this prospectus supplement and the accompanying prospectus are forward-looking statements. All statements, other than statements of historical facts, included in this prospectus supplement and the accompanying prospectus that address activities, events or developments that we expect, project, believe or anticipate will or may occur in the future are forward-looking statements. Forward-looking statements can be identified by the use of words such as “believes,” “intends,” “may,” “should,” “could,” “anticipates,” “expected” or comparable terminology, or by discussions of strategies or trends. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurances that these expectations will prove to be correct. Forward-looking statements relate to matters such as:

•	timing, size, scope, cost and other matters related to the project in the Republic of Trinidad and Tobago;

•	anticipated future results of operations;

•	industry outlook;

•	production capacities;

•	our ability to borrow additional funds under our credit facility;

•	our ability to meet our liquidity needs;

•	our intended quarterly dividends;

•	expected outcomes of legal and administrative proceedings and their expected effects on our financial position, results of operations and cash flows; and

•	compliance with present and future environmental regulations and costs associated with environmentally related penalties, capital expenditures and remedial actions.

We have based these statements on assumptions and analyses in light of our experience and perception of historical trends, current conditions, expected future developments and other factors we believe were appropriate in the circumstances when the statements were made. Forward-looking statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such statements. While it is not possible to identify all factors, we continue to face many risks and uncertainties. Among the factors that could cause actual future results to differ materially are the risks and uncertainties discussed under “Risk Factors” in the accompanying prospectus and in our most recent Annual Report on Form 10-K and the following:

•	general economic and business conditions;

•	the cyclical nature of the chemical industry;

•	the availability, cost and volatility of raw materials, chemicals and additives, and energy;

•	uncertainties associated with the United States and worldwide economies, including those due to political tensions in the Middle East and elsewhere;

•	current and potential governmental regulatory actions in the United States and regulatory actions and political unrest in other countries;

•	industry production capacity and operating rates;

•	the supply/demand balance for our products;

•	competitive products and pricing pressures;

•	access to capital markets;

•	terrorist acts;

•	operating interruptions (including leaks, explosions, fires, natural disasters, weather-related incidents, mechanical failure, unscheduled downtime, labor difficulties, transportation interruptions, spills and releases and other environmental risks);

•	changes in laws or regulations;

•	results and effects of legal and administrative proceedings;

•	technological developments;

•	our ability to implement our business strategies; and

•	creditworthiness of our customers.

Many of such factors are beyond our ability to control or predict. Any of the factors, or a combination of these factors, could materially affect our future results of operations and the ultimate accuracy of the forward-looking statements. These forward-looking statements are not guarantees of our future performance, and our actual results and future developments may differ materially from those projected in the forward-looking statements. Management cautions against putting undue reliance on forward-looking statements or projecting any future results based on such statements or present or prior earnings levels. Every forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to publicly update or revise any forward-looking statement.

Where you can find more information

We file reports, proxy statements and other information with the SEC. You can read and copy any materials we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Room 1850, Washington, D.C. 20549. You can obtain information about the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a Web site that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov. You can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

This prospectus supplement is part of a registration statement we have filed with the SEC. As permitted by SEC rules, this prospectus supplement does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, the exhibits and the schedules for more information about us and our securities. The registration statement, exhibits and schedules are available at the SEC’s public reference room or through its Web site.

We are incorporating by reference information we file with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus supplement and the accompanying prospectus, and later information that we file with the SEC automatically will update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all the securities:

•	our annual report on Form 10-K for the fiscal year ended December 31, 2005; and

•	our current reports on Form 8-K filed on January 10, 2006, January 13, 2006, March 22, 2006, March 28, 2006 and April 4, 2006.

You may request a copy of these filings (other than an exhibit to those filings unless we have specifically incorporated that exhibit by reference into the filing), at no cost, by writing or telephoning us at the following address:

Westlake Chemical Corporation

2801 Post Oak Boulevard, Suite 600

Houston, Texas 77056

Attention: Investor Relations

Telephone: (713) 960-9111

Prospectus

Westlake Chemical Corporation

Debt Securities

Preferred Stock

Common Stock

Warrants

We may issue and sell from time to time securities for a total offering price aggregating up to $750,000,000, and TTWF LP, our principal stockholder in which three of our directors have indirect ownership interests, may sell from time to time up to 10,000,000 shares of our common stock. We will provide the specific terms of the securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest. Our common stock is listed on the New York Stock Exchange under the symbol “WLK.”

Investing in our securities involves risk. You should carefully consider the risk factors described under “ Risk Factors” beginning on page 4 of this prospectus before you make any investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 19, 2005.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission using a “shelf” registration process. Using this process, we and the selling stockholder may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities that may be offered. Each time securities are sold pursuant to this prospectus, we will provide a prospectus supplement and, if applicable, a pricing supplement that will describe the specific terms of that offering. The prospectus supplement and any pricing supplement may also add to, update or change the information contained in this prospectus. Please carefully read this prospectus, the prospectus supplement and any pricing supplement together with the information contained in the documents we refer to under the heading “Where You Can Find More Information.”

You should rely only on the information we have provided or incorporated by reference in this prospectus, the prospectus supplement and any pricing supplement. Neither we nor the selling stockholder have authorized any person, including any salesman or broker, to provide you with additional or different information. We and the selling stockholder are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should assume that the information in this prospectus, the accompanying prospectus supplement and any pricing supplement is accurate only as of the date on its cover page and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference.

ABOUT WESTLAKE CHEMICAL CORPORATION

We are a vertically integrated manufacturer and marketer of basic chemicals, vinyls, polymers and fabricated products. Our products include some of the most widely used chemicals in the world, which are fundamental to many diverse consumer and industrial markets, including flexible and rigid packaging, automotive products, coatings, residential and commercial construction as well as other durable and non-durable goods. We operate in two principal business segments, Olefins and Vinyls, and we are one of the few North American integrated producers of vinyls with substantial downstream integration into polyvinyl chloride, or PVC, fabricated products.

We began operations in 1986 after the Chao family acquired our first polyethylene plant, an Olefins segment business, near Lake Charles, Louisiana from Occidental Petroleum Corporation. We began our vinyls operations in 1990 with the acquisition of a vinyl chloride monomer, or VCM, plant in Calvert City, Kentucky from the Goodrich Corporation. In 1992, we commenced our Vinyls segment fabricated products operations after acquiring three PVC pipe plants. Since 1986, we have grown rapidly into an integrated producer of petrochemicals, polymers and fabricated products. We achieved this by acquiring 19 plants, constructing six new plants (including our joint venture in China) and completing numerous capacity or production line expansions.

We benefit from highly integrated production facilities that allow us to process raw materials into higher value-added chemicals and fabricated products. We have 9.2 billion pounds per year of active aggregate production capacity at 14 manufacturing sites in North America. We also have a 43% interest in a joint venture in China that operates a vinyls plant.

We are a Delaware corporation with our principal executive offices located at 2801 Post Oak Boulevard, Suite 600, Houston, Texas 77056. Our telephone number at such address is (713) 960-9111.

THE SUBSIDIARY GUARANTORS

One or more of our subsidiaries Geismar Holdings, Inc., GVGP, Inc., North American Bristol Corporation, North American Pipe Corporation, North American Profiles, Inc., Van Buren Pipe Corporation, Westech Building Products, Inc., Westlake Chemical Holdings, Inc., Westlake Chemical Investments, Inc., Westlake Chemical Manufacturing, Inc., Westlake Chemical Products, Inc., Westlake Development Corporation, Westlake International Corporation, Westlake Management Services, Inc., Westlake Olefins Corporation, Westlake NG I Corporation, Westlake NG II Corporation, Westlake Petrochemicals LP, Westlake Polymers LP, Westlake PVC Corporation, Westlake Resources Corporation, Westlake Styrene LP, Westlake Vinyl Corporation, Westlake Vinyls Company LP, Westlake Vinyls, Inc. and WPT LP may fully and unconditionally guarantee any series of debt securities offered by this prospectus, as set forth in a related prospectus supplement. These subsidiaries are sometimes referred to in this prospectus as possible Subsidiary Guarantors. The term “Subsidiary Guarantors” with respect to a series of debt securities refers to those subsidiaries listed above that guarantee that series of debt securities. The applicable prospectus supplement will name the Subsidiary Guarantors, if any, for that series of debt securities and will describe the terms of the guarantee by the Subsidiary Guarantors.

RISK FACTORS

You should carefully consider each of the following risks and all of the information set forth or incorporated by reference in this prospectus, including the risks described in our Annual Report on Form 10-K for the year ended December 31, 2004 in “Item 1. Business—Risk Factors” and any other documents we file with the SEC that are incorporated by reference in this prospectus, before investing in our securities.

Risks Related to our Principal Stockholder

We will be controlled by our principal stockholder, TTWF LP, and its affiliates as long as they own a majority of our outstanding common stock, and our other stockholders will be unable to affect the outcome of stockholder voting during that time.

As long as TTWF LP, which as of the date of this prospectus owns approximately 79% of our outstanding common stock (the “principal stockholder” or the “selling stockholder”), and its affiliates own, directly or indirectly, a majority of our outstanding common stock, they will be able to exert significant control over us, including the ability to elect our entire board of directors. Our other stockholders, by themselves, will not be able to affect the outcome of any stockholder vote. As a result, the principal stockholder, subject to any fiduciary duty owed to our minority stockholders under Delaware law, will be able to control all matters affecting us, including:

•	the composition of our board of directors and, through it, any determination with respect to our business direction and policies, including the appointment and removal of officers;

•	the determination of incentive compensation, which may affect our ability to retain key employees;

•	the allocation of business opportunities between the principal stockholder, or any successor thereof, any partner thereof, any person or entity that is controlled by the principal stockholder, controls the principal stockholder or is under common control with the principal stockholder (other than us and any entity that is controlled by us) and any director, employee or equity owner of any of the foregoing entities (collectively, the “Principal Stockholder Affiliates”), and us;

•	any determinations with respect to mergers or other business combinations;

•	our acquisition or disposition of assets;

•	our financing decisions and our capital raising activities;

•	the payment of dividends on our common stock;

•	amendments to our amended and restated certificate of incorporation or amended and restated bylaws; and

•	determinations with respect to our tax returns.

The principal stockholder is generally not prohibited from selling a controlling interest in us to a third party. Because we have elected not to be subject to Section 203 of the General Corporation Law of the State of Delaware, the principal stockholder, as a controlling stockholder, may find it easier to sell its controlling interest to a third party than if we had not taken such actions. See “Description of Capital Stock—Delaware Business Combination Statute” for a description of Section 203 and the potential positive and negative consequences, depending on the circumstances, of electing not to be subject to it.

Our interests may conflict with those of the Principal Stockholder Affiliates with respect to our past and ongoing business relationships, and because of the principal stockholder’s controlling ownership, we may not be able to resolve these conflicts on terms commensurate with those possible in arms-length transactions.

Our interests may conflict with those of the Principal Stockholder Affiliates in a number of areas relating to our past and ongoing relationships, including:

•	the solicitation and hiring of employees from each other;

•	the timing and manner of any sales or distributions by the principal stockholder of all or any portion of its ownership interest in us;

•	agreements with the Principal Stockholder Affiliates relating to corporate services that may be material to our business;

•	business opportunities that may be presented to the Principal Stockholder Affiliates and to our officers and directors associated with the Principal Stockholder Affiliates;

•	competition between Principal Stockholder Affiliates and us within the same lines of business; and

•	our dividend policy.

We may not be able to resolve any potential conflicts with the Principal Stockholder Affiliates, and even if we do, the resolution may be less favorable than if we were dealing with an unaffiliated party. Our amended and restated certificate of incorporation provides that the Principal Stockholder Affiliates have no duty to refrain from engaging in activities or lines of business similar to ours and that the Principal Stockholder Affiliates will not be liable to us or our stockholders for failing to present specified corporate opportunities to us. See “Description of Capital Stock—Transactions and Corporate Opportunities.”

Transfers of our common stock by the principal stockholder could adversely affect the rights of our stockholders and cause our stock price to decline.

The principal stockholder will be permitted to transfer a controlling interest in us without allowing our other stockholders to participate or realize a premium for their shares of common stock. A sale of a controlling interest to a third party may adversely affect the market price of our common stock and our business and results of operations because the change in control may result in a change of management decisions and business policy.

Risks Related to the Common Stock

Substantial sales of our common stock by the principal stockholder or us could cause our stock price to decline and issuances by us may dilute our stockholders’ ownership interest in our company.

We are unable to predict whether significant amounts of our common stock will be sold by the principal stockholder. Any sales of substantial amounts of our common stock in the public market by the principal stockholder or us, or the perception that these sales might occur, could lower the market price of our common stock. Further, if we issue additional equity securities to raise additional capital, our stockholders’ ownership interest in our company may be diluted and the value of their investment may be reduced.

The price of our common stock may be volatile.

The market price of our common stock could be subject to significant fluctuations. Among the factors that could affect our stock price are:

•	our operating and financial performance and prospects;

•	quarterly variations in the rate of growth of our financial indicators, such as earnings per share, net income and revenues;

•	changes in revenue or earnings estimates or publication of research reports by analysts;

•	speculation in the press or investment community;

•	strategic actions by us or our competitors, such as acquisitions or restructurings;

•	sales of our common stock by stockholders;

•	actions by institutional investors or by the principal stockholder;

•	fluctuations in oil and gas prices;

•	general market conditions, including fluctuations in commodity prices; and

•	U.S. and international economic, legal and regulatory factors unrelated to our performance.

The stock markets in general have experienced extreme volatility that has at times been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock and, as a result, an investment in our common stock.

If we are unable to pay regular dividends on our common stock, our stockholders may not receive funds without selling their common stock.

Since our initial public offering, we have paid a regular quarterly dividend of at least $0.02125 per share to holders of our common stock. Our board of directors declared a quarterly dividend of $0.0275 per share, payable on December 2, 2005, to stockholders of record as of the close of business on November 21, 2005. Any payment of future dividends will be at the discretion of our board of directors and will depend on, among other things, our earnings, financial condition, capital requirements, level of indebtedness, statutory and contractual restrictions applying to the payment of dividends, and other considerations that our board of directors deems relevant. Our 8 3/4% senior notes, term loan agreement and revolving credit facility also include limitations on our payment of dividends. Accordingly, our stockholders may have to sell some or all of their common stock in order to generate cash flow from their investment. Our stockholders may not receive a gain on their investment when they sell their common stock and they may lose the entire amount of the investment.

Provisions in our charter documents or Delaware law may inhibit a takeover, which could adversely affect the value of our common stock.

Our amended and restated certificate of incorporation and amended and restated bylaws, as well as Delaware corporate law, contain provisions that could delay or prevent a change of control or changes in our management that a stockholder might consider favorable. These provisions apply even if the offer may be considered beneficial by some of our stockholders. If a change of control or change in management is delayed or prevented, the market price of our common stock could decline. Please read “Description of Capital Stock” for a description of these provisions.

Risks Related to the Debt Securities

Our holding company structure may affect our ability to make payments on the debt securities. Holders of debt securities may be structurally subordinated to the creditors of our subsidiaries.

We currently conduct our operations through subsidiaries, and our operating income and cash flow are generated by our subsidiaries. As a result, cash we obtain from our subsidiaries is the principal source of funds necessary to meet our debt service obligations. Contractual provisions or laws, as well as our subsidiaries’ financial condition and operating requirements, may limit our ability to obtain cash from our subsidiaries that we require to pay our debt service obligations, including payments on the debt securities. In addition, holders of the debt securities will have a junior position to the claims of creditors, including trade creditors and tort claimants, of our subsidiaries to the extent that such subsidiaries do not guarantee such debt securities.

A holder’s right to receive payments on the debt securities is effectively subordinate to the rights of our existing and future secured creditors. Further, the guarantees of senior debt securities by the Subsidiary Guarantors are effectively subordinated to the guarantors’ existing and future secured indebtedness.

Holders of our secured indebtedness and the secured indebtedness of the Subsidiary Guarantors will have claims that are prior to the claims of holders of the senior debt securities to the extent of the value of the assets securing that other indebtedness. Notably, we and certain of our subsidiaries, including the Subsidiary Guarantors, are parties to a credit facility and term loan, which together are secured by liens on, among other things, our accounts receivable, inventory and some fixed assets. The senior debt securities will be effectively subordinated to all that secured indebtedness. In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding, holders of secured indebtedness will have prior claim to our assets that constitute their collateral. Holders of the senior debt securities will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the senior debt securities, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the senior debt securities. As a result, holders of senior debt securities may receive less, ratably, than holders of secured indebtedness.

A holder’s right to receive payments on the debt securities could be adversely affected if any of our non-guarantor subsidiaries declares bankruptcy, liquidates or reorganizes.

Some but not all of our subsidiaries may guarantee the debt securities. In the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, holders of that subsidiary’s indebtedness and its trade creditors will generally be entitled to payment of their claims from the assets of the subsidiary before any assets are made available for distribution to us.

Federal and state statutes allow courts, under specific circumstances, to void guarantees and require holders of the debt securities to return payments received from guarantors.

Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided or claims in respect of a guarantee could be subordinated to all other debts of the applicable guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee and either:

•	was insolvent or rendered insolvent by reason of such incurrence; or

•	was engaged or about to engage in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor or to a fund for the benefit of the creditors of the guarantor.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, a guarantor would be considered insolvent if, at the relevant time, the sum of its debts and other liabilities, including contingent liabilities, was greater than the sum of its assets at a fair valuation, and a guarantor that was generally not then paying its debts as they became due would be presumed to be insolvent.

We may incur additional debt ranking equal to the debt securities.

If we incur any additional debt that ranks equally with the debt securities, the holders of that debt will be entitled to share ratably with the holders of the debt securities in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of our company. This may have the effect of reducing the amount of proceeds paid to a holder of debt securities.

CAUTIONARY STATEMENTS ABOUT FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides safe harbor provisions for forward-looking information. Certain of the statements contained in this prospectus are forward-looking statements. All statements, other than statements of historical facts, included in this prospectus that address activities, events or developments that we expect, project, believe or anticipate will or may occur in the future are forward-looking statements. Forward-looking statements can be identified by the use of words such as “believes,” “intends,” “may,” “should,” “could,” “anticipates,” “expected” or comparable terminology, or by discussions of strategies or trends. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurances that these expectations will prove to be correct. Forward-looking statements relate to matters such as:

•	industry outlook;

•	production capacities;

•	our ability to borrow additional funds under our credit facility;

•	our ability to meet our liquidity needs;

•	our intended quarterly dividends;

•	expected outcomes of legal and administrative proceedings and their expected effects on our financial position, results of operations and cash flows; and

•	compliance with present and future environmental regulations and costs associated with environmentally related penalties, capital expenditures and remedial actions.

We have based these statements on assumptions and analyses in light of our experience and perception of historical trends, current conditions, expected future developments and other factors we believe were appropriate in the circumstances when the statements were made. Forward-looking statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such statements. While it is not possible to identify all factors, we continue to face many risks and uncertainties. Among the factors that could cause actual future results to differ materially are the risks and uncertainties discussed under “Risk Factors” in this prospectus and in our most recent Annual Report on Form 10-K and our other filings with the SEC and the following:

•	general economic and business conditions;

•	the cyclical nature of the chemical industry;

•	the availability, cost and volatility of raw materials and energy;

•	uncertainties associated with the United States and worldwide economies, including those due to political tensions in the Middle East and elsewhere;

•	current and potential governmental regulatory actions in the United States and regulatory actions and political unrest in other countries;

•	industry production capacity and operating rates;

•	the supply/demand balance for our products;

•	competitive products and pricing pressures;

•	access to capital markets;

•	terrorist acts;

•	operating interruptions (including leaks, explosions, fires, natural disasters, weather-related incidents, mechanical failure, unscheduled downtime, labor difficulties, transportation interruptions, spills and releases and other environmental risks);

•	changes in laws or regulations;

•	technological developments;

•	our ability to implement our business strategies; and

•	creditworthiness of our customers.

Many of such factors are beyond our ability to control or predict. Any of the factors, or a combination of these factors, could materially affect our future results of operations and the ultimate accuracy of the forward-looking statements. These forward-looking statements are not guarantees of our future performance, and our actual results and future developments may differ materially from those projected in the forward-looking statements. Management cautions against putting undue reliance on forward-looking statements or projecting any future results based on such statements or present or prior earnings levels. Every forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to publicly update or revise any forward-looking statement.

USE OF PROCEEDS

Unless we inform you otherwise in the prospectus supplement, we expect to use the net proceeds from the sale of securities for general corporate purposes. These purposes may include:

•	repayment or refinancing of debt;

•	acquisitions;

•	working capital;

•	capital expenditures; and

•	repurchases and redemptions of securities.

Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of short-term indebtedness.

We will not receive any proceeds from the sale of any shares of our common stock that may be sold by the selling stockholder.

RATIO OF EARNINGS TO FIXED CHARGES

We have presented in the table below our historical consolidated ratio of earnings to fixed charges for the periods shown.

	Nine Months Ended September 30,		Years Ended December 31,
	2005	2004	2004		2003		2002	2001	2000
Ratio of earnings to fixed charges	10.4x	4.1x	5.1	x	1.5	x	—	—	3.	0x

We have computed the ratios of earnings to fixed charges by dividing earnings by fixed charges. For this purpose, “earnings” consist of earnings before income taxes plus fixed charges and equity distributions less net capitalized interest and equity investment income. “Fixed charges” consist of interest expense, capitalized interest and that portion of operating lease rental expense (one-third) we have deemed to represent the interest factor of such expense. For the years ended December 31, 2001 and 2002, earnings were inadequate to cover fixed charges by $118.4 million and $13.0 million, respectively.

No dividends accrued on any shares of our preferred stock for any period presented. Accordingly, the ratio of earnings to combined fixed charges and preferred stock dividends is the same as the ratio of earnings to fixed charges.

DESCRIPTION OF DEBT SECURITIES

The debt securities covered by this prospectus will be our general unsecured obligations. We will issue senior debt securities under an indenture to be entered into among us, the possible Subsidiary Guarantors, and a trustee we will name in the prospectus supplement relating to the senior debt securities. We refer to this indenture as the senior indenture. We will issue subordinated debt securities under an indenture to be entered into among us, the possible Subsidiary Guarantors, and a trustee we will name in the prospectus supplement relating to subordinated debt securities. We refer to this indenture as the subordinated indenture. We refer to the senior indenture and the subordinated indenture collectively as the indentures. The indentures will be substantially identical, except for provisions relating to subordination.

We have summarized material provisions of the indentures, the debt securities and the guarantees below. This summary is not complete. We have filed the form of the senior indenture and the form of the subordinated indenture with the SEC as exhibits to the registration statement, and you should read the indentures for provisions that may be important to you. Please read “Where You Can Find More Information.”

In this summary description of the debt securities, unless we state otherwise or the context clearly indicates otherwise, all references to “we,” “us,” or “our” refer to Westlake Chemical Corporation only and not to any of its subsidiaries.

General

Neither indenture limits the amount of debt securities that may be issued under that indenture, and neither limits the amount of other unsecured debt or securities that we may issue. We may issue debt securities under the indentures from time to time in one or more series. No securities are outstanding under the indentures.

We are not obligated to issue all debt securities of one series at the same time and, unless otherwise provided in the prospectus supplement, we may reopen a series, without the consent of the holders of the debt securities of that series, for the issuance of additional debt securities of that series. Additional debt securities of a particular series will have the same terms and conditions as outstanding debt securities of such series, except for the date of original issuance and the offering price, and will be consolidated with, and form a single series with, such outstanding debt securities.

The senior debt securities will constitute our senior unsecured indebtedness and will rank equally in right of payment with all of our other unsecured and unsubordinated debt and senior in right of payment to all of our subordinated indebtedness. The senior debt securities will be effectively subordinated to, and thus have a junior position to, our secured indebtedness with respect to the assets securing that indebtedness. The subordinated debt securities will rank junior to all of our senior indebtedness and may rank equally with or senior to other subordinated indebtedness we may issue from time to time.

We currently conduct our operations through subsidiaries, and our operating income and cash flow are generated by our subsidiaries. As a result, cash we obtain from our subsidiaries is the principal source of funds necessary to meet our debt service obligations. Contractual provisions or laws, as well as our subsidiaries’ financial condition and operating requirements, may limit our ability to obtain cash from our subsidiaries that we require to pay our debt service obligations, including payments on the debt securities. In addition, holders of the debt securities will have a junior position to the claims of creditors, including trade creditors and tort claimants, of our subsidiaries to the extent that such subsidiaries do not guarantee such debt securities.

Neither indenture contains any covenants or other provisions designed to protect holders of the debt securities in the event we participate in a highly leveraged transaction or upon a change of control. The indentures also do not contain provisions that give holders of the debt securities the right to require us to repurchase their securities in the event of a decline in our credit rating for any reason, including as a result of a takeover, recapitalization or similar restructuring or otherwise.

Terms

The prospectus supplement relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	whether the debt securities will be senior or subordinated debt securities;

•	the title of the debt securities;

•	the total principal amount of the debt securities;

•	whether we will issue the debt securities in individual certificates to each holder or in the form of temporary or permanent global securities held by a depositary on behalf of holders;

•	the date or dates on which the principal of and any premium on the debt securities will be payable;

•	any interest rate, the date from which interest will accrue, interest payment dates and record dates for interest payments;

•	whether and under what circumstances we will pay any additional amounts with respect to the debt securities;

•	whether debt securities are entitled to any guarantee of any Subsidiary Guarantors and the identity of any such Subsidiary Guarantors for that series and the terms of such guarantee if different than those set forth in the applicable indenture;

•	the place or places where payments on the debt securities will be payable;

•	any provisions for optional redemption or early repayment;

•	any sinking fund or other provisions that would obligate us to redeem, purchase or repay the debt securities;

•	the denominations in which we will issue the debt securities if other than $1,000 and integral multiples of $1,000;

•	whether payments on the debt securities will be payable in foreign currency or currency unit or another form and whether payments will be payable by reference to any index or formula;

•	the portion of the principal amount of debt securities that will be payable if the maturity is accelerated, if other than the entire principal amount;

•	any additional means of defeasance of the debt securities, any additional conditions or limitations to defeasance of the debt securities or any changes to those conditions or limitations;

•	any changes or additions to the events of default or covenants described in this prospectus;

•	any restrictions or other provisions relating to the transfer or exchange of debt securities;

•	any terms for the conversion or exchange of the debt securities for other securities;

•	with respect to the subordinated indenture, any changes to the subordination provisions for the subordinated debt securities; and

•	any other terms of the debt securities not inconsistent with the applicable indenture.

We may sell the debt securities at a discount, which may be substantial, below their stated principal amount. These debt securities may bear no interest or interest at a rate that at the time of issuance is below market rates. If we sell these debt securities, we will describe in the prospectus supplement any material United States federal income tax consequences and other special considerations.

If we sell any of the debt securities for any foreign currency or currency unit or if payments on the debt securities are payable in any foreign currency or currency unit, we will describe in the prospectus supplement the restrictions, elections, tax consequences, specific terms and other information relating to those debt securities and the foreign currency or currency unit.

Subordination

Under the subordinated indenture, payment of the principal of and any premium and interest on the subordinated debt securities will generally be subordinated and junior in right of payment to the prior payment in full of all Senior Debt. Unless we inform you otherwise in the prospectus supplement, we may not make any payment of principal of or any premium or interest on the subordinated debt securities if:

•	we fail to pay the principal, interest, premium or any other amounts on any Senior Debt when due; or

•	we default in performing any other covenant (a “covenant default”) on any Senior Debt that we have designated if the covenant default allows the holders of that Senior Debt to accelerate the maturity of the Senior Debt they hold.

Unless we inform you otherwise in the prospectus supplement, a covenant default will prevent us from paying the subordinated debt securities only for up to 179 days after holders of the designated Senior Debt give the trustee for the subordinated debt securities notice of the covenant default.

The subordination does not affect our obligation, which is absolute and unconditional, to pay, when due, the principal of and any premium and interest on the subordinated debt securities. In addition, the subordination does not prevent the occurrence of any default under the subordinated indenture.

The subordinated indenture does not limit the amount of Senior Debt that we may incur. As a result of the subordination of the subordinated debt securities, if we become insolvent, holders of subordinated debt securities may receive less on a proportionate basis than other creditors.

Unless we inform you otherwise in the prospectus supplement, “Senior Debt” will mean,

•	all indebtedness or obligations for borrowed money;

•	all obligations evidenced by notes, bonds, debentures or other similar instruments;

•	all obligations in respect of letters of credit or other similar instruments (or reimbursement obligations with respect thereto), other than standby letters of credit, bid or performance bonds and other obligations issued in the ordinary course of business to the extent not drawn or, to the extent drawn, if such drawing is reimbursed not later than the third business day following demand for reimbursement;

•	all obligations to pay the deferred and unpaid purchase price of property or services, except trade payables and accrued expenses incurred in the ordinary course of business;

•	all capitalized lease obligations;

•	all debt of other persons secured by a lien on any asset of ours, whether or not such debt is assumed by us; and

•	all debt of other persons guaranteed by us, to the extent of such guarantee;

unless the indebtedness states that it is not senior to the subordinated debt securities or our other junior debt.

Guarantees

Each of the Subsidiary Guarantors, if any, with respect to a series of senior debt securities will fully and unconditionally guarantee on an unsecured basis the full and prompt payment of the principal of and any premium and interest on the debt securities of that series when and as the payment becomes due and payable, whether at maturity or otherwise. As used in this prospectus, the term “Subsidiary Guarantors” with respect to a series of debt securities refers to those subsidiaries listed under “The Subsidiary Guarantors” that guarantee that series of debt securities. The applicable prospectus supplement will name the Subsidiary Guarantors, if any, for that series of debt securities and will describe the terms of the guarantee by the Subsidiary Guarantors if they differ from the terms described in this prospectus. The guarantees provide that in the event of a default in the payment of principal of or any premium or interest on a debt security, the holder of that debt security may institute legal proceedings directly against the Subsidiary Guarantors to enforce the guarantees without first proceeding against us. If senior debt securities are so guaranteed, the guarantees will rank equally with all of the Subsidiary Guarantors’ other unsecured and unsubordinated debt from time to time outstanding and senior to any subordinated debt of the Subsidiary Guarantors. If subordinated debt securities are so guaranteed, the guarantees will be subordinated to all of the Subsidiary Guarantors’ other unsecured and unsubordinated debt from time to time outstanding.

The obligations of each Subsidiary Guarantor under its guarantee of the debt securities will be limited to the maximum amount that will not result in the obligations of the Subsidiary Guarantor under the guarantee constituting a fraudulent conveyance or fraudulent transfer under federal or state law, after giving effect to:

•	all other contingent and fixed liabilities of the Subsidiary Guarantor; and

•	any collections from or payments made by or on behalf of any other Subsidiary Guarantors in respect of the obligations of the Subsidiary Guarantor under its guarantee.

The guarantee of any Subsidiary Guarantor may be released under certain circumstances. If we exercise our legal or covenant defeasance option with respect to debt securities of a particular series as described below in “—Defeasance and Discharge,” then any Subsidiary Guarantor will be released with respect to that series. Further, if no default has occurred and is continuing under the applicable indenture, and to the extent not otherwise prohibited by the applicable indenture, a Subsidiary Guarantor will be unconditionally released and discharged from the guarantee:

•	automatically upon any sale, exchange or transfer, whether by way of merger or otherwise, to any person that is not our affiliate, of all of our equity interests in the Subsidiary Guarantor;

•	automatically upon the merger of the Subsidiary Guarantor into us or any other Subsidiary Guarantor or the liquidation and dissolution of the Subsidiary Guarantor; or

•	following delivery of a written notice by us to the trustee, upon the release of all guarantees by the Subsidiary Guarantor of any debt of ours for borrowed money, except for any series of debt securities under the indenture.

Consolidation, Merger and Sales of Assets

The indentures generally permit a consolidation or merger involving us or the Subsidiary Guarantors. They also permit the Subsidiary Guarantors or us to sell, lease, convey, assign, transfer or otherwise dispose of all or substantially all of our assets. We and the Subsidiary Guarantors have agreed, however, that we will not consolidate with or merge into any entity or sell, lease, convey, assign, transfer or dispose of all or substantially all of our assets to any entity unless:

(1) either

•	we or a Subsidiary Guarantor, as the case may be, are the continuing entity; or

•	in the case of us, the resulting entity is organized under the laws of the United States, any state thereof, or the District of Columbia, and, in any case, the resulting entity assumes by a supplemental indenture the due and punctual payments on the debt securities and the performance of our covenants and obligations under the applicable indenture; and

(2) immediately after giving effect to the transaction, no default or event of default under the applicable indenture has occurred and is continuing or would result from the transaction.

This covenant will not apply to any merger of another entity into us. Upon any transaction of the type described in and effected in accordance with this section, the resulting entity will succeed to and be substituted for and may exercise all of our rights and powers under the indenture and the debt securities with the same effect as if the resulting entity had been named as us in the indenture. In the case of any asset transfer or disposition other than a lease, when the resulting entity assumes all of our obligations and covenants under the applicable indenture and the debt securities, we will be relieved of all such obligations.

Events of Default

Unless we inform you otherwise in the applicable prospectus supplement, the following are events of default with respect to a series of debt securities:

•	our failure to pay interest on any debt security of that series for 30 days when due;

•	our failure to pay principal of or any premium on any debt security of that series when due;

•	our failure to deposit any sinking fund payment for 30 days when due;

•	our failure to comply with any covenant or agreement in that series of debt securities or the applicable indenture (other than an agreement or covenant that has been included in the indenture solely for the benefit of other series of debt securities) for 60 days after written notice by the trustee or by the holders of at least 25% in principal amount of the outstanding debt securities issued under that indenture that are affected by that failure;

•	specified events involving bankruptcy, insolvency or reorganization of Westlake Chemical Corporation or a Subsidiary Guarantor with respect to that series of debt securities that is a significant subsidiary (as defined in Regulation S-X promulgated by the SEC, as in effect on the date of the applicable indenture);

•	if applicable, specified events involving the guarantees; and

•	any other event of default provided for that series of debt securities.

A default under one series of debt securities will not necessarily be a default under any other series. If a default or event of default for any series of debt securities occurs, is continuing and is known to the trustee, the trustee will notify the holders of applicable debt securities within 90 days after it occurs. The trustee may withhold notice to the holders of the debt securities of any default or event of default, except in any payment on the debt securities, if the trustee in good faith determines that withholding notice is in the interests of the holders of those debt securities.

If an event of default for any series of debt securities occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of the series affected by the default (or, in some cases, 25% in principal amount of all debt securities issued under the applicable indenture that are affected, voting as one class) may declare the principal of and all accrued and unpaid interest on those debt securities to be due and payable immediately. If an event of default relating to certain events of bankruptcy, insolvency or reorganization of Westlake Chemical Corporation or a Subsidiary Guarantor that is a significant subsidiary occurs, the principal of and accrued and unpaid interest on all the debt securities of that series will become immediately due and payable without any action on the part of the trustee or any holder. At any time after a declaration of acceleration has been made, the holders of a majority in principal amount of the outstanding debt securities of the series affected by the default (or, in some cases, of all debt securities issued under the applicable indenture that are affected, voting as one class) may in some cases rescind this accelerated payment requirement and its consequences.

A holder of a debt security of any series issued under an indenture may pursue any remedy under that indenture only if:

•	the holder gives the trustee written notice of a continuing event of default with respect to that series;

•	the holders of at least 25% in principal amount of the outstanding debt securities of that series make a written request to the trustee to pursue the remedy;

•	the holders offer to the trustee indemnity satisfactory to the trustee against any loss, liability or expense;

•	the trustee does not comply with the request within 60 days after receipt of the request and offer of indemnity; and

•	during that 60-day period, the holders of a majority in principal amount of the debt securities of that series do not give the trustee a direction inconsistent with the request.

This provision does not, however, affect the right of a holder of a debt security to sue for enforcement of any overdue payment.

In most cases, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders unless those holders have offered to the trustee indemnity satisfactory to it. Subject to this provision for indemnification, the holders of a majority in principal amount of the outstanding debt securities of a series (or of all debt securities issued under the applicable indenture that are affected, voting as one class) generally may direct the time, method and place of:

•	conducting any proceeding for any remedy available to the trustee; or

•	exercising any trust or power conferred on the trustee relating to or arising as a result of an event of default.

If an event of default occurs and is continuing, the trustee will be required to use the degree of care and skill of a prudent person in the conduct of his own affairs.

The indentures require us to furnish to the trustee annually a statement as to our performance of certain of our obligations under the indentures and as to any default in performance.

Modification and Waiver

We and the trustee may supplement or amend each indenture with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of all series issued under that indenture that are affected by the amendment or supplement (voting as one class). Without the consent of the holder of each debt security affected, however, no modification may:

•	reduce the amount of debt securities whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or change the time for payment of interest on the debt security;

•	reduce the principal of the debt security or change its stated maturity;

•	reduce any premium payable on the redemption of the debt security or change the time at which the debt security may or must be redeemed;

•	change any obligation to pay additional amounts on the debt security;

•	make payments on the debt security payable in currency other than as originally stated in the debt security;

•	impair the holder’s right to institute suit for the enforcement of any payment on or with respect to the debt security;

•	make any change in the percentage of principal amount of debt securities necessary to waive compliance with certain provisions of the indenture or to make any change in the provision related to modification;

•	with respect to the subordinated indenture, modify the provisions relating to the subordination of any subordinated debt security in a manner adverse to the holder of that security;

•	waive a continuing default or event of default regarding any payment on the debt securities; or

•	if applicable, make any change that materially and adversely affects the right to convert any debt security.

We and the trustee may supplement or amend each indenture or waive any provision of that indenture without the consent of any holders of debt securities issued under that indenture in certain circumstances, including:

•	to cure any ambiguity, omission, defect or inconsistency;

•	to provide for the assumption of our obligations under the indenture by a successor upon any merger, consolidation or asset transfer permitted under the indenture;

•	to provide for uncertificated debt securities in addition to or in place of certificated debt securities or to provide for bearer debt securities;

•	to provide any security for, or to add any guarantees of or obligors on, any series of debt securities;

•	to comply with any requirement to effect or maintain the qualification of that indenture under the Trust Indenture Act of 1939;

•	to add covenants that would benefit the holders of any debt securities or to surrender any rights we have under the indenture;

•	to add events of default with respect to any series of debt securities;

•	to make any change that does not adversely affect any outstanding debt securities of any series issued under that indenture in any material respect; and

•	to establish the form or terms of any debt securities and to accept the appointment of a successor trustee, each as permitted under the indenture.

The holders of a majority in principal amount of the outstanding debt securities of any series (or, in some cases, of all debt securities issued under the applicable indenture that are affected, voting as one class) may waive any existing or past default or event of default with respect to those debt securities. Those holders may not, however, waive any default or event of default in any payment on any debt security or compliance with a provision that cannot be amended or supplemented without the consent of each holder affected.

Defeasance and Discharge

Defeasance. When we use the term defeasance, we mean discharge from some or all of our obligations under an indenture. If we deposit with the trustee under an indenture any combination of money or government securities sufficient to make payments on the debt securities of a series issued under that indenture on the dates those payments are due, then, at our option, either of the following will occur:

•	we and the Subsidiary Guarantors, if applicable, will be discharged from our obligations with respect to the debt securities of that series (“legal defeasance”); or

•	we and the Subsidiary Guarantors, if applicable, will no longer have any obligation to comply with specified restrictive covenants with respect to the debt securities of that series, the covenant described under “—Consolidation, Merger and Sales of Assets” and other specified covenants under the applicable indenture, and the related events of default will no longer apply (“covenant defeasance”).

If a series of debt securities is defeased, the holders of the debt securities of that series will not be entitled to the benefits of the applicable indenture, except for obligations to register the transfer or exchange of debt securities, replace stolen, lost or mutilated debt securities or maintain paying agencies and hold money for payment in trust. In the case of covenant defeasance, our obligation to pay principal, premium and interest on the debt securities, and if applicable, the Subsidiary Guarantors’ guarantees of the payments, will also survive.

Unless we inform you otherwise in the prospectus supplement, we will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the debt securities to recognize income, gain or loss for U.S. federal income tax purposes and that the holders would be subject to U.S.

federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the deposit and related defeasance had not occurred. If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the United States Internal Revenue Service or a change in law to that effect.

Under current U.S. federal income tax law, legal defeasance would likely be treated as a taxable exchange of debt securities to be defeased for interests in the defeasance trust. As a consequence, a United States holder would recognize gain or loss equal to the difference between the holder’s cost or other tax basis for the debt securities and the value of the holder’s interest in the defeasance trust, and thereafter would be required to include in income a share of the income, gain or loss of the defeasance trust. Under current U.S. federal income tax law, covenant defeasance would not be treated as a taxable exchange of such debt securities.

Satisfaction and Discharge. In addition, an indenture will cease to be of further effect with respect to the debt securities of a series issued under that indenture, subject to exceptions relating to compensation and indemnity of the trustee under that indenture and repayment to us of excess money or government securities, when:

•	either

(a) all outstanding debt securities of that series have been delivered to the trustee for cancellation; or

(b) all outstanding debt securities of that series not delivered to the trustee for cancellation either:

•	have become due and payable,

•	will become due and payable at their stated maturity within one year, or

•	are to be called for redemption within one year; and

•	we have deposited with the trustee any combination of money or government securities in trust sufficient to pay the entire indebtedness on the debt securities of that series when due; and

•	we have paid all other sums payable by us with respect to the debt securities of that series.

Governing Law

New York law will govern the indentures, the debt securities and the guarantees.

The Trustees

We will name the trustee under an indenture in the applicable prospectus supplement.

Each indenture contains limitations on the right of the trustee, if it or any of its affiliates is then our creditor or, if applicable, a creditor of a Subsidiary Guarantors, to obtain payment of claims or to realize on certain property received for any such claim, as security or otherwise. The trustee and its affiliates are permitted to engage in other transactions with us, and, if applicable, the Subsidiary Guarantors. If, however, the trustee acquires any conflicting interest, it must eliminate that conflict or resign within 90 days after ascertaining that it has a conflicting interest and after the occurrence of a default under the applicable indenture, unless the default has been cured, waived or otherwise eliminated within the 90-day period.

Payments and Paying Agents

Unless we inform you otherwise in a prospectus supplement, we will make payments on the debt securities in U.S. dollars at the office of the trustee and any paying agent. At our option, however, payments may be made by wire transfer for global debt securities or by check mailed to the address of the person entitled to the payment as it appears in the security register. Unless we inform you otherwise in a prospectus supplement, we will make interest payments to the person in whose name the debt security is registered at the close of business on the record date for the interest payment.

Unless we inform you otherwise in a prospectus supplement, the trustee under the applicable indenture will be designated as the paying agent for payments on debt securities issued under that indenture. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

If the principal of or any premium or interest on debt securities of a series is payable on a day that is not a business day, the payment will be made on the following business day. For these purposes, unless we inform you otherwise in a prospectus supplement, a “business day” is any day that is not a Saturday, a Sunday or a day on which banking institutions in any of New York, New York, Houston, Texas or a place of payment on the debt securities of that series is authorized or obligated by law, regulation or executive order to remain closed.

Subject to the requirements of any applicable abandoned property laws, the trustee and paying agent will pay to us upon written request any money held by them for payments on the debt securities that remains unclaimed for two years after the date upon which that payment has become due. After payment to us, holders entitled to the money must look to us for payment. In that case, all liability of the trustee or paying agent with respect to that money will cease.

Form, Exchange, Registration and Transfer

We will issue the debt securities in registered form, without interest coupons. Debt securities of any series will be exchangeable for other debt securities of the same series, the same total principal amount and the same terms but in different authorized denominations in accordance with the applicable indenture. Holders may present debt securities for registration of transfer at the office of the security registrar or any transfer agent designated by us. The security registrar or transfer agent will effect the transfer or exchange if its requirements and the requirements of the applicable indenture are met. We will not charge a service charge for any registration of transfer or exchange of the debt securities. We may, however, require payment of any transfer tax or similar governmental charge payable for that registration.

We will appoint the trustee as security registrar for the debt securities. If a prospectus supplement refers to any transfer agents we initially designate, we may at any time rescind that designation or approve a change in the location through which any transfer agent acts. We are required to maintain an office or agency for transfers and exchanges in each place of payment. We may at any time designate additional transfer agents for any series of debt securities.

In the case of any redemption of debt securities of a series or any repurchase of debt securities of a series required under the terms of the series, we will not be required to register the transfer or exchange of:

•	any debt security of that series during a period beginning 15 business days prior to the mailing of the relevant notice of redemption or repurchase and ending on the close of business on the day of mailing of such notice; or

•	any debt security of that series that has been called for redemption in whole or in part, except the unredeemed portion of any debt security being redeemed in part.

Book-Entry Debt Securities

We may issue the debt securities of a series in the form of one or more global debt securities that would be deposited with a depositary or its nominee identified in the prospectus supplement. We may issue global debt securities in either temporary or permanent form. We will describe in the prospectus supplement the terms of any depositary arrangement and the rights and limitations of owners of beneficial interests in any global debt security.

DESCRIPTION OF CAPITAL STOCK

General

The following descriptions are summaries of material terms of our common stock, preferred stock, amended and restated certificate of incorporation and amended and restated bylaws. Copies of our amended and restated certificate of incorporation and amended and restated bylaws have been incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you are urged to review these documents. Please read “Where You Can Find More Information.”

As of the date of this prospectus, our authorized capital stock consists of 150 million shares of common stock, par value $0.01 per share, and 50 million shares of preferred stock, par value $0.01 per share.

Common Stock

Each share of common stock entitles the holder to one vote on all matters on which holders are permitted to vote, including the election of directors. There are no cumulative voting rights. Accordingly, holders of a majority of the total votes entitled to vote in an election of directors will be able to elect all of the directors standing for election. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of the common stock will share equally on a per share basis any dividends when, as and if declared by the board of directors out of funds legally available for that purpose. If we are liquidated, dissolved or wound up, the holders of our common stock will be entitled to a ratable share of any distribution to stockholders, after satisfaction of all of our liabilities and of the prior rights of any outstanding class of our preferred stock. Our common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock. All outstanding shares of our common stock are fully paid and nonassessable.

Preferred Stock

Our board of directors has the authority, without stockholder approval, to issue shares of preferred stock from time to time in one or more series, and to fix the number of shares and terms of each such series. The board may determine the designation and other terms of each series, including the following:

•	dividend rates,

•	whether dividends will be cumulative or non-cumulative,

•	redemption rights,

•	liquidation rights,

•	sinking fund provisions,

•	conversion or exchange rights, and

•	voting rights.

The issuance of preferred stock, while providing us with flexibility in connection with possible acquisitions and other transactions, could adversely affect the voting power of holders of our common stock. It could also affect the likelihood that holders of our common stock will receive dividend payments and payments upon liquidation.

The issuance of shares of preferred stock, or the issuance of rights to purchase shares of preferred stock, could be used to discourage an attempt to obtain control of our company. For example, if, in the exercise of its fiduciary obligations, our board of directors were to determine that a takeover proposal was not in the best interest of our stockholders, the board could authorize the issuance of a series of preferred stock containing class voting rights that would enable the holder or holders of this series to prevent a change of control transaction or make it more difficult. Alternatively, a change of control transaction deemed by the board to be in the best interest of our stockholders could be facilitated by issuing a series of preferred stock having sufficient voting rights to provide a required percentage vote of the stockholders.

The prospectus supplement relating to any series of preferred stock that we may offer will include specific terms relating to the offering. We will file a form of certificate of designation with the SEC, and you should read the certificate of designation for provisions that may be important to you. The prospectus supplement will summarize the general terms of any such series of preferred stock.

Charter and Bylaw Provisions

Election and Removal of Directors

Our board of directors consists of between one and 11 directors, excluding any directors elected by holders of preferred stock pursuant to provisions applicable in the case of defaults. The exact number of directors will be fixed from time to time by resolution of the board. Our board of directors is divided into three classes serving staggered three-year terms, with only one class being elected each year by our stockholders. At each annual meeting of stockholders, directors will be elected to succeed the class of directors whose terms have expired. This system of electing and removing directors may discourage a third party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of the directors. In addition, no director may be removed except for cause, and directors may be removed for cause by an affirmative vote of shares representing a majority of the shares then entitled to vote at an election of directors. Any vacancy occurring on the board of directors and any newly created directorship may only be filled by a majority of the remaining directors in office.

Stockholder Meetings

Our amended and restated certificate of incorporation and our amended and restated bylaws provide that special meetings of our stockholders may be called only by the chairman of our board of directors or a majority of the directors. Our amended and restated certificate of incorporation and our amended and restated bylaws specifically deny any power of any other person to call a special meeting.

Stockholder Action by Written Consent

Our amended and restated certificate of incorporation and our amended and restated bylaws provide that holders of our common stock will not be able to act by written consent without a meeting, unless such consent is unanimous.

Amendment of Certificate of Incorporation

The provisions of our amended and restated certificate of incorporation described above under “—Election and Removal of Directors,” “—Stockholder Meetings” and “—Stockholder Action by Written Consent” may be amended only by the affirmative vote of holders of at least 75% of the voting power of our outstanding shares of voting stock, voting together as a single class. The affirmative vote of holders of at least a majority of the voting power of our outstanding shares of stock is generally required to amend other provisions of our amended and restated certificate of incorporation.

Amendment of Bylaws

Our amended and restated bylaws may generally be altered, amended or repealed, and new bylaws may be adopted, with:

•

the affirmative vote of a majority of directors present at any regular or special meeting of the board of directors called for that purpose, provided that any alteration, amendment or repeal of, or adoption of any bylaw inconsistent with specified provisions of the bylaws, including those related to special and annual meetings of stockholders, action of stockholders by written consent, classification of the board of directors, nomination of directors, special meetings of directors, removal of directors, committees of the board of directors and indemnification of directors and officers, requires the affirmative vote of at least 75% of all directors in office at a meeting called for that purpose, or

•	the affirmative vote of holders of 75% of the voting power of our outstanding shares of voting stock, voting together as a single class.

Other Limitations on Stockholder Actions

Our amended and restated bylaws also impose some procedural requirements on stockholders who wish to:

•	make nominations in the election of directors,

•	propose that a director be removed,

•	propose any repeal or change in our bylaws, or

•	propose any other business to be brought before an annual or special meeting of stockholders.

Under these procedural requirements, in order to bring a proposal before a meeting of stockholders, a stockholder must deliver timely notice of a proposal pertaining to a proper subject for presentation at the meeting to our corporate secretary along with the following:

•	a description of the business or nomination to be brought before the meeting and the reasons for conducting such business at the meeting,

•	the stockholder’s name and address,

•	the number of shares beneficially owned by the stockholder and evidence of such ownership, and

•	the names and addresses of all persons with whom the stockholder is acting in concert and a description of all arrangements and understandings with those persons, and the number of shares such persons beneficially own.

To be timely, a stockholder must generally deliver notice:

•	in connection with an annual meeting of stockholders, not less than 120 nor more than 180 days prior to the date on which the annual meeting of stockholders was held in the immediately preceding year, but in the event that the date of the annual meeting is more than 30 days before or more than 60 days after the anniversary date of the preceding annual meeting of stockholders, a stockholder notice will be timely if received by us not later than the close of business on the later of (1) the 120th day prior to the annual meeting and (2) the 10th day following the day on which we first publicly announce the date of the annual meeting, or

•	in connection with the election of a director at a special meeting of stockholders, not less than 40 nor more than 60 days prior to the date of the special meeting, but in the event that less than 55 days’ notice or prior public disclosure of the date of the special meeting of the stockholders is given or made to the stockholders, a stockholder notice will be timely if received by us not later than the close of business on the 10th day following the day on which a notice of the date of the special meeting was mailed to the stockholders or the public disclosure of that date was made.

In order to submit a nomination for our board of directors, a stockholder must also submit any information with respect to the nominee that we would be required to include in a proxy statement, as well as some other information. If a stockholder fails to follow the required procedures, the stockholder’s proposal or nominee will be ineligible and will not be voted on by our stockholders.

Limitation on Liability of Directors

Our amended and restated certificate of incorporation provides that no director will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duties as a director, except as required by applicable law, as in effect from time to time. Currently, Delaware law requires that liability be imposed for the following:

•	any breach of the director’s duty of loyalty to our company or our stockholders,

•	any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law,

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law, and

•	any transaction from which the director derived an improper personal benefit.

Our amended and restated bylaws provide that, to the fullest extent permitted by law, we will indemnify any officer or director of our company against all damages, claims and liabilities arising out of the fact that the person is or was our director or officer, or served any other enterprise at our request as a director, officer, employee, agent or fiduciary. We will reimburse the expenses, including attorneys’ fees, incurred by a person indemnified by this provision when we receive an undertaking to repay such amounts if it is ultimately determined that the person is not entitled to be indemnified by us. Amending this provision will not reduce our indemnification obligations relating to actions taken before an amendment.

Anti-Takeover Effects of Some Provisions

Some provisions of our amended and restated certificate of incorporation and amended and restated bylaws could make the following more difficult:

•	acquisition of control of us by means of a proxy contest or otherwise, or

•	removal of our incumbent officers and directors.

These provisions, as well as our ability to issue preferred stock, are designed to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection give us the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us, and that the benefits of this increased protection outweigh the disadvantages of discouraging those proposals, because negotiation of those proposals could result in an improvement of their terms.

Transactions and Corporate Opportunities

Our amended and restated certificate of incorporation includes provisions that regulate and define the conduct of specified aspects of the business and affairs of our company. These provisions serve to determine and delineate the respective rights and duties of our company, our principal stockholder, TTWF LP, and its direct and indirect equity owners and directors, officers, employees, partners or equity owners of such entities (the “Principal Stockholder Affiliates”), and some of our directors and officers in anticipation of the following:

•	the Principal Stockholder Affiliates serving as our directors and/or officers,

•	the Principal Stockholder Affiliates engaging in lines of business that are the same as, or similar to, our lines of business,

•	the Principal Stockholder Affiliates having an interest in the same areas of corporate opportunity as we have, and

•	we and the Principal Stockholder Affiliates engaging in material business transactions.

We may enter into agreements with the Principal Stockholder Affiliates to engage in any transaction. We may also enter into agreements with the Principal Stockholder Affiliates to compete or not to compete with each other, including agreements to allocate, or to cause our directors, officers and employees and the Principal Stockholder Affiliates to allocate, opportunities between the Principal Stockholder Affiliates and us. Our amended and restated certificate of incorporation provides that no such agreement will be considered contrary to any fiduciary duty of the Principal Stockholder Affiliates, as our direct and indirect controlling stockholders, or our directors, officers or employees. Neither the Principal Stockholder Affiliates nor any of our directors, officers or employees who are also Principal Stockholder Affiliates are under any fiduciary duty to us to refrain from acting on our behalf or on behalf of the Principal Stockholder Affiliates in respect of any such agreement or transaction. These provisions are generally subject to the corporate opportunity obligations described below with which the Principal Stockholder Affiliates and our officers and directors who are also Principal Stockholder Affiliates must comply.

Under our amended and restated certificate of incorporation, the Principal Stockholder Affiliates have no duty to refrain from engaging in activities or lines of business similar to ours or from doing business with any of our clients, customers or vendors and, except as discussed in the above paragraph, the Principal Stockholder Affiliates will not be liable to us or our stockholders for breach of any fiduciary duty as a stockholder by reason of any of these activities. In addition, if the Principal Stockholder Affiliates or one of our directors or officers who is also a Principal Stockholder Affiliate acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both our company and the Principal Stockholder Affiliates, then neither the Principal Stockholder Affiliates nor any such person will have a duty to communicate or offer this corporate opportunity to us and will not be liable to us or our stockholders for breach of any fiduciary duty by reason of the fact that the Principal Stockholder Affiliates pursue or acquire the corporate opportunity for themselves, direct the corporate opportunity to another person or do not communicate information regarding the corporate opportunity to us, so long as the Principal Stockholder Affiliates act in a manner consistent with the following policy: A corporate opportunity offered to the Principal Stockholder Affiliates or to any person who is one of our officers or directors and who is also a Principal Stockholder Affiliate will belong to the Principal Stockholder Affiliates, unless the opportunity was expressly offered in writing to the Principal Stockholder Affiliates solely in their capacity as direct and indirect stockholders of our company or to that person solely in his or her capacity as one of our directors or officers.

Anyone becoming one of our stockholders will be deemed to have notice of and consented to these provisions of our amended and restated certificate of incorporation. Our amended and restated certificate of incorporation provides that in no event shall any amendment of these provisions subject any Principal Stockholder Affiliate to liability for any act or omission occurring prior to such amendment for which such person would be deemed not to be liable under these provisions prior to such amendment.

Delaware Business Combination Statute

We have expressly elected not to be subject to Section 203 of the General Corporation Law of the State of Delaware, which is described below. However, our stockholders can amend our amended and restated certificate of incorporation and amended and restated bylaws to elect to be subject to Section 203. Section 203 provides that, subject to specified exceptions, an interested stockholder of a Delaware corporation is not permitted to engage in any business combination, including mergers or consolidations or acquisitions of additional shares of the corporation, with the corporation for a three-year period following the time that stockholder became an interested stockholder, unless one of the following conditions is met:

•	prior to the time the stockholder became an interested stockholder, the board of directors approved either the business combination or the transaction that resulted in the stockholder’s becoming an interested stockholder,

•	upon consummation of the transaction that resulted in the stockholder’s becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, other than statutorily excluded shares, or

•	on or subsequent to the time the stockholder became an interested stockholder, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Except as otherwise set forth in Section 203, “interested stockholder” means:

•	any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the date of determination, and

•	the affiliates and associates of any such person.

If we ever become subject to Section 203, it may be more difficult for a person who is an interested stockholder to effect various business combinations with us for the applicable three-year period. Section 203, if it becomes applicable, also may have the effect of preventing changes in our management. It is possible that Section 203, if it becomes applicable, could make it more difficult to accomplish transactions which our stockholders may otherwise deem to be in their best interests. The provisions of Section 203, if it becomes applicable, may cause persons interested in acquiring us to negotiate in advance with our board of directors. The restrictions on business combinations set forth in Section 203 are not applicable to the principal stockholder so long as the principal stockholder holds 15% or more of our outstanding shares of common stock. Because we are not currently subject to Section 203, the principal stockholder, as a controlling stockholder, may find it easier to sell its controlling interest to a third party because Section 203 would not apply to the third party.

Listing of Common Stock

Our common stock is listed on the New York Stock Exchange under the symbol “WLK.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase debt securities, common stock, preferred stock or other securities or any combination of the foregoing. We may issue warrants independently or together with other securities. Warrants sold with other securities may be attached to or separate from the other securities. We will issue warrants under one or more warrant agreements between us and a warrant agent that we will name in the prospectus supplement.

The prospectus supplement relating to any warrants that we may offer will include specific terms relating to the offering. We will file the form of any warrant agreement with the SEC, and you should read the warrant agreement for provisions that may be important to you. The prospectus supplement will include some or all of the following terms:

•	the title of the warrants;

•	the aggregate number of warrants offered;

•	the designation, number and terms of the debt securities, common stock, preferred stock or other securities purchasable upon exercise of the warrants, and procedures by which those numbers may be adjusted;

•	the exercise price of the warrants;

•	the dates or periods during which the warrants are exercisable;

•	the designation and terms of any securities with which the warrants are issued;

•	if the warrants are issued as a unit with another security, the date, if any, on and after which the warrants and the other security will be separately transferable;

•	if the exercise price is not payable in U.S. dollars, the foreign currency, currency unit or composite currency in which the exercise price is denominated;

•	any minimum or maximum amount of warrants that may be exercised at any one time; and

•	any terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants.

SELLING STOCKHOLDER

In addition to covering the issuance and sale of securities by us, this prospectus covers the possible sale from time to time of up to 10,000,000 shares of our common stock by the selling stockholder listed below. As used in this prospectus, “selling stockholder” includes the successors-in-interest, donees, transferees or others who may later hold the selling stockholder’s interests and who will be named in a supplement to this prospectus.

The following table sets forth information as of October 27, 2005 regarding the beneficial ownership of the common stock held by the selling stockholder. Since the selling stockholder may sell none, all, or a portion of the 10,000,000 shares of our common stock included in the prospectus, no meaningful estimate can be given as to the amount or percentage of shares that will be held by the selling stockholder after completion of any sale by the selling stockholder.

Name and Address	Number of Shares	Percent of Stock (1)
TTWF LP (2) (3)	51,505,277	79.11%

(1)	Calculated as of October 27, 2005 based on 65,109,001 shares of common stock outstanding.

(2)	The address of the selling stockholder is 2801 Post Oak Boulevard, Houston, Texas 77056. The selling stockholder may be deemed an “underwriter” within the meaning of the Securities Act with respect to sales of the shares listed above.

(3)	Two trusts for the benefit of members of the Chao family, including James Chao, our Chairman of the Board of Directors, Dorothy Jenkins, a director, and Albert Chao, our President and Chief Executive Officer and a director, are the managers of TTWFGP LLC, which is a general partner of TTWF LP. The limited partners of TTWF LP are five trusts principally for the benefit of members of the Chao family, including James Chao, Dorothy Jenkins and Albert Chao, and two corporations owned, indirectly or directly, by certain of these trusts and by other entities owned by members of the Chao family, including James Chao, Dorothy Jenkins and Albert Chao. TTWF LP and TTWFGP LLC each have shared voting power and shared dispositive power over the 51,505,277 shares. James Chao has sole voting power and sole dispositive power over 31,867 shares, sole voting and no dispositive power over 6,440 shares, and shared voting power and shared dispositive power over 51,505,277 shares. Dorothy C. Jenkins has sole voting power and sole dispositive power over 5,920 shares, sole voting power and no dispositive power over 781 shares, and shared voting power and shared dispositive power over 51,505,277 shares. Albert Chao has sole voting power and sole dispositive power over 15,500 shares, sole voting and no dispositive power over 8,782 shares, and shared voting power and shared dispositive power over 51,505,277 shares. James Chao, Dorothy C. Jenkins and Albert Chao disclaim beneficial ownership of the 51,505,277 shares held by TTWF except to the extent of their respective pecuniary interest therein.

Registration Rights Agreement

We are party to a registration rights agreement with the selling stockholder under which we have agreed, at the request of the selling stockholder, to use our best efforts to register shares of our common stock that are held by the selling stockholder for public sale under the Securities Act. As long as the selling stockholder owns a majority of the voting power of our outstanding common stock, there is no limit to the number of registrations that it may request. Once the selling stockholder owns less than a majority of the voting power of our outstanding common stock, it can request a total of five additional registrations. We have also agreed to provide the selling stockholder and its permitted transferees with “piggy-back” rights to include its shares in registrations of our common stock under the Securities Act. There is no limit on the number of these “piggy-back” registrations in which the selling stockholder may request its shares be included. These rights will terminate once the selling stockholder is able to dispose of all of its shares of our common stock within a three-month period pursuant to the exemption from registration provided under Rule 144 of the Securities Act. We have agreed to cooperate in these registrations and related offerings. We and the selling stockholder have agreed to restrictions on the ability of each party to sell securities following registrations requested by either party. The shares that may be sold by the selling stockholder hereunder are included in this prospectus pursuant to the registration rights agreement.

PLAN OF DISTRIBUTION

We and the selling stockholder may sell the securities in and outside the United States (a) through underwriters or dealers, (b) directly to purchasers or (c) through agents. The prospectus supplement will include the following information:

•	the terms of the offering;

•	the names of any underwriters or agents;

•	the purchase price of the securities from us or the selling stockholder and, if the purchase price is not payable in U.S. dollars, the currency or composite currency in which the purchase price is payable;

•	the net proceeds to us or the selling stockholder from the sale of securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	the initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any commissions paid to agents.

Sale Through Underwriters or Dealers

If we or the selling stockholder use underwriters in the sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters also may impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

If we or the selling stockholder use dealers in the sale of securities, the securities will be sold directly to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The dealers participating in any sale of the securities may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of those securities. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales Through Agents

We or the selling stockholder may sell the securities directly. In that event, no underwriters or agents would be involved. We or the selling stockholder may also sell the securities through agents designated from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable by us or the selling stockholder to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We or the selling stockholder may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of those securities. We or the selling stockholder will describe the terms of any such sales in the prospectus supplement.

Private Sales

The shares of our common stock covered by this prospectus that may be sold by the selling stockholder qualify for sale pursuant to Rule 144 under the Securities Act and may be sold by the selling stockholder under Rule 144 rather than pursuant to this prospectus.

Delayed Delivery Contracts

If we so indicate in the prospectus supplement, we or the selling stockholder may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

Remarketing

We may offer and sell any of the securities in connection with a remarketing upon their purchase, in accordance with a redemption or repayment by their terms or otherwise, by one or more remarketing firms acting as principals for their own accounts or as our agents. We will identify any remarketing firm, the terms of any remarketing agreement and the compensation to be paid to the remarketing firm in the prospectus supplement. Remarketing firms may be deemed underwriters under the Securities Act of 1933.

Derivative Transactions

We or the selling stockholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third parties may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock.

We, the selling stockholder or one of our respective affiliates may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus. Such financial institution or third party may transfer its short position to investors in our securities or in connection with a simultaneous offering of other securities offered by this prospectus or otherwise.

The third parties in any of the sale transactions described above will be underwriters and will be identified in the applicable prospectus supplement or in a post-effective amendment to the registration statement of which this prospectus forms a part.

General Information

We or the selling stockholder may have agreements with the agents, dealers and underwriters to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Agents, dealers and underwriters may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.

Pursuant to the registration rights agreement described under “Selling Stockholder,” we have agreed to pay all of the costs, fees and expenses incurred by us incident to our registration of the resale of the selling stockholder’s common stock, as well as legal fees and expenses of counsel to the selling stockholder. We will not pay any commissions, fees and discounts of underwriters, brokers, dealers and agents with respect to shares of our common stock sold by the selling stockholder.

LEGAL OPINIONS

Certain legal matters in connection with this offering will be passed upon for us by Baker Botts L.L.P., Houston, Texas. Any underwriters will be advised about other issues relating to any offering by their own legal counsel, which firm will be named in the related prospectus supplement.

EXPERTS

The financial statements incorporated in this prospectus by reference to our Annual Report on Form 10-K for the fiscal year ended December 31, 2004 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the SEC. You can read and copy any materials we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Room 1850, Washington, D.C. 20549. You can obtain information about the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a Web site that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov. You can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

This prospectus is part of a registration statement we have filed with the SEC relating to the securities we and the selling stockholder may sell. As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, the exhibits and the schedules for more information about us, the selling stockholder and our securities. The registration statement, exhibits and schedules are available at the SEC’s public reference room or through its Web site.

We are incorporating by reference information we file with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC automatically will update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all the securities:

•	our annual report on Form 10-K for the fiscal year ended December 31, 2004;

•	our quarterly reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2005;

•	our current reports on Form 8-K filed on September 15, 2005 and November 29, 2005; and

•	the description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on July 30, 2004, as we may update that description from time to time.

You may request a copy of these filings (other than an exhibit to those filings unless we have specifically incorporated that exhibit by reference into the filing), at no cost, by writing or telephoning us at the following address:

Westlake Chemical Corporation

2801 Post Oak Boulevard, Suite 600

Houston, Texas 77056

Attention: Investor Relations

Telephone: (713) 960-9111

5,500,000 shares

Westlake Chemical Corporation

Common stock

Prospectus supplement

JPMorgan

Credit Suisse

Deutsche Bank Securities

Banc of America Securities LLC

Lehman Brothers

UBS Investment Bank

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone else to provide you with any additional or different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus supplement or the accompanying prospectus is current only as of the date of this prospectus supplement or the accompanying prospectus, as the case may be, and any information incorporated by reference is current only as of the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates.

No action is being taken in any jurisdiction outside the United States to permit a public offering of the common stock or possession or distribution of this prospectus supplement or accompanying prospectus in that jurisdiction. Persons who come into possession of this prospectus supplement or the accompanying prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus supplement or the accompanying prospectus applicable to that jurisdiction.

April     , 2006